UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 8, 2009
IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California	91302

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	818.871.1800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.05 Costs Associated with Exit or Disposal Activities	1

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Item 2.05	Costs Associated with Exit or Disposal Activities
     On June 8, 2009, Ixia (the “Company”) committed to implement a company-wide restructuring initiative to better align the Company’s operating costs with its business opportunities. The restructuring plan includes the elimination of approximately 75 to 80 positions, which represents a 9% to 10% reduction in the Company’s worldwide workforce. The Company expects that the reduction in staffing will be substantially completed by June 30, 2009, with the exception of certain outside contractors who will be retained through July 2009. The Company expects that the restructuring initiative will produce annual cost savings of approximately $6 million. The Company will also write down approximately $1 million to $2 million of slow moving and impaired inventory in the second quarter in connection with the restructuring.
     The Company estimates that the total cost of the restructuring will be approximately $1.0 million to $1.2 million consisting primarily of a pre-tax charge in the second quarter of 2009 of approximately $1.0 million for employee severance and related costs (approximately $300,000 of which will result in cash expenditures after the second quarter of 2009).
FORWARD-LOOKING STATEMENTS
     Certain statements made in this Current Report on Form 8-K regarding the restructuring plan are forward-looking statements that reflect the Company’s current intent, belief and expectations and that are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include, among others, the risk that the Company will not realize all of the expected benefits of the restructuring and the risks identified in our Annual Report on Form 10-K for the year ended December 31, 2008, and in our other filings with the Securities and Exchange Commission. Except to the extent required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia
Dated: June 11, 2009	By:	/s/ Thomas B. Miller
Thomas B. Miller
Chief Financial Officer

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